DNB Financial Corporation

For further information, please contact:
Gerald F. Sopp CFO/Executive Vice-President
484.359.3138	FOR IMMEDIATE RELEASE
gsopp@dnbfirst.com	(NasdaqCM: DNBF)

DNB Financial Corporation Reports Second Quarter, First Half 2013 Financial Results

Highlights:

•
Net income available to common shareholders for the three months ended June 30, 2013 was $1.21 million or $0.44 per diluted share compared with $1.27 million or $0.46 per diluted share for the three months ended June 30, 2012, and up sequentially from net income of $1.14 million or $0.41 per diluted share for the three months ended March 31, 2013.

•
Net income available to common shareholders for the six months ended June 30, 2013 was $2.35 million or $0.85 per diluted share compared with $2.24 million or $0.82 per diluted share for the six months ended June 30, 2012.

•	The ratio of non-performing loans to total loans at June 30, 2013 declined to 2.60% from 4.05% at March 31, 2013.

•
Return on average assets in the second quarter of 2013 was 0.76% and return on average equity was 8.60%, reflecting an increase compared with first quarter 2013 ratios of 0.74% and 8.32%, respectively.

•	Total stockholders' equity was $57.40 million at June 30, 2013 and the company’s book value per share was $16.18.

•	Total assets increased $28.06 million or 4.39% to $667.63 million at June 30, 2013 from $639.57 million at December 31, 2012.

•
Total deposits, reflecting across-the-board growth in core deposits, grew to $561.91 million at June 30, 2013 compared with $537.54 million in the first quarter of 2013 and $530.42 million at year-end 2012, which contributed to the company’s ability to replace higher-cost wholesale borrowings with core deposits to fund asset growth.

•
The bank’s wealth management group continued to record strong growth in assets under management, which generated 28.5% more fee income in the second quarter of 2013 compared with the second quarter of 2012.

•	The tier 1 leverage ratio of 10.42%, tier 1 risk-based capital ratio of 15.22% and a total risk-based capital ratio of 16.47% exceeded regulatory definitions for a well-capitalized institution.

(July, 23 2013 – Downingtown, PA) DNB Financial Corporation (NASDAQ: DNBF), parent of DNB First, National Association, the oldest nationally-chartered community bank serving the greater Philadelphia region, today reported financial results for the three and six months ended June 30, 2013.

William S. Latoff, Chairman and CEO, commented: “With more than 153 years of history and as the oldest national bank in the Philadelphia region, DNB has built a strong reputation of trust. Our retail and commercial customers continue to turn to DNB for guidance and financial solutions. Building on our strength and full service capabilities, we continue to diversify and balance our revenue mix, and to effectively build our business on a number of fronts. ”

Income Statement Highlights

Net interest income after the provision for credit losses was $4.79 million for  the three months ended June 30, 2013 compared with $5.11 million for the same period in 2012; primarily reflecting the continuing low interest rate environment, partially offset by the company’s ongoing interest expense management and a reduction in its provision for credit losses. The company reduced total interest expense 26.0% in the second quarter of 2013 compared with the prior year’s second quarter, and lowered its provision for credit losses 21.0% for the year-over-year quarters.

For the six months ended June 30, 2013, net interest income after the  provision for credit losses was $9.59 million compared with $10.05 million for the same period in 2012. First half 2013 net interest income reflected a 38.3% year-over-year decline in the company’s provision for credit losses compared with first half 2012, and a 22.4% decrease in total interest expense.

Reflecting diligent management of the bank’s cost of funds, including lower total interest on borrowings, the company’s net interest margin increased to 3.35% in the second quarter of 2013, compared with 3.32% in the first quarter.

Non-interest income, including gains on the sale of investment securities and SBA 7(a) loans, was $1.16 million in the second quarter of 2013, equivalent to non-interest income in the second quarter of  2012. Non-interest income for the six months ended June 30, 2013 was $2.36 million, up 13.4% compared with $2.08 million for the same period in 2012. Gains on the sale of investments was $214,093 in the first half of 2013 compared with $78,744 in the first half of 2012. Fees from the company’s wealth management business rose 26.7% year over year to $592,423 for the first six months of 2013 compared with $466,996 for the first six months of 2012.

Total non-interest expense remained stable year over year, with total non-interest expense in the second quarter of 2013 equaling $4.27 million compared with $4.27 million in the second quarter of 2012. For the six months ended June 30, 2013, non-interest expense was $8.66 million compared with $8.59 million for the same period in 2012.

Balance Sheet Highlights

Total deposits were $561.91 million at June 30, 2013, up 5.9% compared with $530.42 million at December 31, 2012. Growth was supported by initiatives to attract core deposits and expand customer relationships to incorporate more deposit activity. Core deposit growth contributed positively to the company’s 0.52% cost of funds at June 30, 2013. The company trimmed Federal Home Loan Bank borrowings to $10 million in the first half of 2013 compared with $20 million at December 31, 2012.

Gross loans were $389.79 million, down 1.7% from $396.50 million at December 31, 2012. The decline in net loans reflect customer pay-downs of higher-rate loans and not renewing selected weaker credits. The company’s loan pipeline is strong moving into the third quarter of 2013.

Non-performing loans to total loans declined to 2.60% at June 30, 2013 compared with 4.05% at March 31, 2013 and 2.63% at December 31, 2012.

William J. Hieb, President and Chief Risk & Credit Officer, noted: “Our focus on asset quality has resulted in significant improvement in the bank’s ratio of NPLs to total loans. We anticipate in coming quarters that our emphasis on credit quality and ongoing reduction of non-performing assets, combined with growth initiatives and disciplined expense management, will be apparent in the company’s earnings.”

Total stockholders' equity was $57.40 million at June 30, 2013 compared to $56.71 million at December 31, 2012. Book value per common share was $16.18 at June 30, 2013. DNB’s Tier 1 leverage ratio was 10.42%, the Tier 1 risk-based capital ratio was 15.22% and the total risk-based capital ratio was 16.47%, well in excess of regulatory standards for  well-capitalized institutions.

Latoff concluded: "We are committed to building shareholder value by growing the DNB franchise through a diversified approach to relationship banking. We are primarily commercial-focused on the lending side, however, we believe there are many opportunities to serve retail markets, particularly in consumer lending and wealth management. As we move ahead, we will maintain high standards for risk and credit management to preserve  the quality of our balance sheet.”

DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, National Association, is a community bank headquartered in Downingtown, Pennsylvania with 13 locations. DNB First, which was founded in 1860 provides a broad array of consumer and business banking products, and offers brokerage and insurance services through DNB Investments & Insurance, and investment management services through DNB Investment Management & Trust. DNB Financial Corporation’s shares are traded on Nasdaq’s Capital Market under the symbol: DNBF. We invite our customers and shareholders to visit our website at http://www.dnbfirst.com. DNB's Investor Relations site can be found at http://investor.dnbfirst.com/.

DNB Financial Corporation (the “Corporation”), may from time to time make written or oral “forward-looking statements,” including statements contained in the Corporation’s filings with the Securities and Exchange Commission (including this press release), in its reports to stockholders and in other communications by the Corporation, which are made in good faith by the Corporation pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

These forward-looking statements include statements with respect to the Corporation’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond the Corporation’s control).  The words “may,” “could,” “should,” “would,” “will,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan” and similar expressions are intended to identify forward-looking statements.  The following factors, among others, could cause the Corporation’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Corporation conducts operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; the recent downgrade, and any future downgrades, in the credit rating of the U.S. Government and federal agencies; inflation, interest rate, market and monetary fluctuations; the timely development of and acceptance of new products and services of the Corporation and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services; the willingness of users to substitute competitors’ products and services for the Corporation’s products and services; the success of the Corporation in gaining regulatory approval of its products and services, when required; the impact of changes in laws and regulations applicable to financial institutions (including laws concerning taxes, banking, securities and insurance); technological changes; acquisitions; changes in consumer spending and saving habits; the nature, extent, and timing of governmental actions and reforms, including the rules of participation for the Small Business Lending Fund (SBLF), a U.S. Treasury Department program; and the success of the Corporation at managing the risks involved in the foregoing.

The Corporation cautions that the foregoing list of important factors is not exclusive.  Readers are also cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release, even if subsequently made available by the Corporation on its website or otherwise.  The Corporation does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Corporation to reflect events or circumstances occurring after the date of this press release.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K, as well as any changes in risk factors that we may identify in our quarterly or other reports filed with the SEC.

FINANCIAL TABLES FOLLOW

DNB Financial Corporation
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
EARNINGS:
Interest income	$5,887	$6,548	$11,661	$12,907
Interest expense	719	967	1,519	1,958
Net interest income	5,168	5,581	10,142	10,949
Provision for credit losses	375	475	555	900
Non-interest income	988	921	1,981	1,843
Gain on sale of investment securities	155	79	214	79
Gain on sale of SBA loans	16	158	163	158
(Loss) on sale / write-down of OREO	18	0	28	17
Non-interest expense	4,254	4,275	8,632	8,575
Income before income taxes	1,680	1,989	3,285	3,537
Income tax expense	430	589	860	1,035
Net income	1,250	1,400	2,425	2,502
Preferred stock dividends and accretion of discount	36	130	73	258
Net income available to common stockholders	$1,214	$1,269	$2,352	$2,244
Net income per common share, diluted	$0.44	$0.46	$0.85	$0.82

Condensed Consolidated Statements of Financial Condition (Unaudited)
(Dollars in thousands)

	June 30,	December 31,	June 30,
	2013	2012	2012
FINANCIAL POSITION:
Cash and cash equivalents	$54,040	$17,149	$16,386
Investment securities	198,917	201,312	183,714
Loan and leases	389,790	396,498	407,205
Allowance for credit losses	(6,690)	(6,838)	(6,214)
Net loans and leases	383,100	389,660	400,991
Premises and equipment, net	8,117	8,456	8,534
Other assets	23,451	22,991	24,462
Total assets	$667,625	$639,568	$634,087

Deposits	561,908	530,424	526,578
FHLB advances	10,000	20,000	20,000
Repurchase agreements	23,233	17,014	18,586
Other borrowings	9,835	9,850	9,863
Other liabilities	5,246	5,575	5,328
Stockholders' equity	57,403	56,705	53,732
Total liabilities and stockholders' equity	$667,625	$639,568	$634,087

DNB Financial Corporation
Selected Financial Data (Unaudited)
(Dollars in thousands, except per share data)

	Quarterly
	2013	2013	2012	2012	2012
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Earnings and Per Share Data
Net income available to common stockholders	$1,214	$1,138	$1,284	$1,379	$1,270
Basic earnings per common share	$0.44	$0.42	$0.47	$0.51	$0.47
Diluted earnings per common share	$0.44	$0.41	$0.47	$0.50	$0.46
Dividends per common share	$0.05	$0.07	$0.05	$0.05	$0.05
Book value per common share	$16.18	$16.39	$16.08	$15.73	$15.05
Tangible book value per common share	$16.08	$16.28	$15.98	$15.62	$14.94
Average common shares outstanding	2,741	2,725	2,719	2,714	2,708
Average diluted common shares outstanding	2,774	2,762	2,753	2,745	2,736

Performance Ratios
Return on average assets	0.76%	0.74%	0.83%	0.89%	0.91%
Return on average equity	8.60%	8.32%	9.26%	10.23%	10.51%
Return on average tangible equity	8.65%	8.36%	9.31%	10.29%	10.54%
Net interest margin	3.35%	3.32%	3.55%	3.80%	3.78%
Efficiency ratio	66.98%	69.43%	66.64%	62.41%	62.98%

Asset Quality Ratios
Net charge-offs to average loans	0.82%	-0.11%	-0.10%	0.03%	0.40%
Non-performing loans/Total loans	2.60%	4.05%	2.63%	2.45%	2.21%
Non-performing assets/Total assets	2.02%	2.72%	1.82%	2.19%	2.02%
Allowance for credit loss/Total loans	1.72%	1.77%	1.72%	1.63%	1.53%
Allowance for credit loss/Non-performing loans	65.94%	43.76%	65.54%	66.53%	69.02%

Capital Ratios
Total equity/Total assets	8.60%	8.98%	8.87%	8.89%	8.47%
Tangible equity/Tangible assets	8.58%	8.94%	8.83%	8.85%	8.43%
Tangible common equity/Tangible assets	6.63%	6.92%	6.80%	6.78%	6.38%
Tier 1 leverage ratio	10.42%	10.48%	10.50%	10.31%	10.22%
Tier 1 risk-based capital ratio	15.22%	14.74%	14.63%	14.42%	14.27%
Total risk-based capital ratio	16.47%	15.99%	15.88%	15.67%	15.52%

Wealth Management
Assets under care*	135,935	135,002	120,012	115,627	101,233

*Wealth Management assets under care includes assets under management, administration, supervision and brokerage.